EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO NOVEMBER CASH DISTRIBUTION

Dallas, Texas, November 18, 2019 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for November 2019 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in September.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	960,000	32,000	$2.18
Prior Month	1,051,000	34,000	$2.05

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included oil sales volumes of approximately 34,000 barrels from the new horizontal wells drilled in Major County, Oklahoma and has deducted development costs of $49,000, production expense of $1,813,000 and overhead of $1,087,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that excess costs were $110,000 on properties underlying the Kansas net profits interests for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,896,000, including accrued interest of $224,000.

XTO Energy has advised the Trustee that $1,402,000 of excess costs were recovered on properties underlying the Oklahoma net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $27,200,000, including accrued interest of $676,000.

XTO Energy has advised the Trustee that excess costs were $497,000 on properties underlying the Wyoming net profits interests for the current month. Underlying cumulative excess costs remaining on the Wyoming net profits interests totaled $2,335,000, including accrued interest of $22,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839